Exhibit 10.1
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.
LICENSE AGREEMENT (TOPICAL)
This License Agreement (the “Agreement”) is made and entered into effective as of August 9, 2021 (the “Effective Date”) by and between, on the one hand, In4Derm Limited, a company incorporated and registered in Scotland with company number SC651132 with a place of business at 15 Luke Place, Broughty Ferry, Dundee, Scotland, DD5 3BN (“In4Derm”), and, on the other hand, VYNE Therapeutics Inc., a Delaware corporation with a principal place of business at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807 (“VYNE”). In4Derm and VYNE may be referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
Whereas, In4Derm has discovered and is developing proprietary Bromodomain & Extra-Terminal Domain Inhibitors (“BETi”) for treatment of immunology and oncology conditions;
Whereas, VYNE is a pharmaceutical company focused on developing innovative therapies for skin conditions;
Whereas, In4Derm and VYNE entered into that certain Evaluation and Option Agreement dated as of April 30, 2021 (the “Option Agreement”) pursuant to which In4Derm granted to VYNE an exclusive option to obtain an exclusive license under certain of In4Derm’s technology to research, develop, manufacture, and commercialize products incorporating such technology, and VYNE has exercised its option to the Topical BETi Compounds (defined below) in accordance with the terms of the Option Agreement; and
Whereas, In4Derm wishes to grant, and VYNE wishes to accept, an exclusive license under certain of In4Derm’s technology to research, develop, manufacture, and commercialize products incorporating such technology, all on the terms and conditions set forth herein.
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants, and conditions set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms have the following meanings:

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1.1“Accounting Standards” means, with respect to a Party and its Affiliates, either (a) International Financial Reporting Standards or (b) United States generally accepted accounting principles, in either case ((a) or (b)) that are used at the applicable time, and as consistently applied, by such Party or any of its Affiliates.
1.2“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of such entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.3“Agreement” has the meaning set forth in the preamble.
1.4“Applicable Law” means federal, state, local, national, and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements enacted by a government authority, including Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to the performance by a Party of its obligations, or exercise of its rights, under this Agreement.
1.5“Bankruptcy Code” has the meaning set forth in Section 13.5.1.
1.6“BETi” has the meaning set forth in the recitals.
1.7“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York or London, England.
1.8“Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.9“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.10“Change of Control” means, with respect to a Party: (a) any transaction or series of related transactions pursuant to which a Third Party that does not, itself or together with its Affiliates, prior thereto, beneficially own at least fifty percent (50%) of the voting power of the

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outstanding securities of such Party, acquires or otherwise becomes the beneficial owner of securities of such Party representing at least fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors; or (b) a merger (including a reverse triangular merger), reorganization, consolidation, share exchange or similar transaction involving such Party, in which the holders of voting securities of such Party outstanding immediately prior thereto and their Affiliates, cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange or similar transaction.
1.11“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial, or Pivotal Clinical Trial, or any combination thereof.
1.12“Combination Product” means (a) a single pharmaceutical formulation containing as its active ingredients both (i) a Compound and (ii) one or more other therapeutically or prophylactically active ingredients that are not Compounds (each such other therapeutically or prophylactically active ingredient, a “Non-Compound Active Agent”) or (b) a combination therapy comprised of (i) a Compound and (ii) one or more other therapeutically or prophylactically active products containing at least one Non-Compound Active Agent, whether priced and sold together in a single package containing such multiple products or packaged separately but sold together for a single price, in each case (a) and (b), including all dosage forms, formulations, presentations, line extensions, and package configurations.
1.13“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a pharmaceutical product, including activities related to marketing, promoting, selling, distributing, importing, and exporting such product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.14“Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Compound or a Product, the carrying out of such activities using efforts and resources comparable to the efforts and resources that a similarly situated biotechnology company would typically devote to a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, medical and business practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialization. Commercially reasonable efforts will be determined on a market-by-market basis without regard to any other product opportunities of VYNE or its Affiliates (including any competitive or potentially competitive programs of VYNE or its Affiliates).
1.15“Competing BETi Product” means any pharmaceutical product (other than a Product) containing a BETi compound as an active pharmaceutical ingredient.
1.16“Competing Program” has the meaning set forth in Section 2.5.2.

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1.17“Compound” means all Topical BETi Compounds including any modifications, substitutions, group replacements or derivatives thereof, and all prodrugs, metabolites, salts, esters, hydrates, solvates, isomers, regioisomers, enantiomers, free acid forms, free base forms, crystalline forms, co-crystalline forms, amorphous forms, racemates, polymorphs, chelates, stereoisomers, atropisomers, tautomers or optically active forms thereof.
1.18“Confidential Information” means any non-public information provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including information relating to the terms of this Agreement, any Exploitation of any Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory, or business affairs or other activities of either Party. Notwithstanding anything to the contrary, the Results and Inventions related to the Topical BETi Compounds under the Option Agreement are the Confidential Information of VYNE. In addition, all information disclosed by a Party to the other under the Option Agreement is deemed to be such Party’s Confidential Information disclosed under this Agreement.
1.19“Control” means, with respect to any Know-How, Patents, or other proprietary technology, the possession of the right, whether by ownership, license, or otherwise (other than by operation of the rights granted in Section 2.1) to grant a license or sublicense under such Know-How, Patents, or other proprietary technology as provided for herein without violating the terms of any agreement with any Third Party.
1.20“Country” means any generally recognized sovereign entity.
1.21“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of a license under or ownership of such Patent, the developing, making, using, offering for sale, promoting, selling, exporting, or importing of such subject matter would infringe one or more Valid Claims of such Patent (considering any pending claim included in such Patent as if such pending claim were to issue in an issued Patent).
1.22“Development” means all activities related to human clinical lead optimization, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, IND-enabling toxicology studies, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development includes any submissions and activities required in support thereof required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Product.
1.23“Development Plan” has the meaning set forth in Section 4.2.

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1.24“Dollars” or “$” means United States Dollars.
1.25“Drug Approval Application” means an NDA and any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a Country in Europe with respect to the mutual recognition or any other national approval procedure.
1.26“Effective Date” means the effective date as set forth in the preamble.
1.27“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
1.28“Existing Patents” has the meaning set forth in Section 11.2.1.
1.29“Exploit” or “Exploitation” means to research, identify, evaluate, Develop, use, make, have made, Manufacture, have Manufactured, sell, have sold, offer for sale, distribute, import, export and Commercialize.
1.30“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.31“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).
1.32“Field” means any and all uses, including the treatment, palliation, diagnosis or prevention of any disease, disorder or condition in humans.
1.33“First Commercial Sale” means, with respect to a Product and a Country, the first sale for monetary value for use or consumption by the end user of such Product in such Country after Regulatory Approval for such Product has been obtained in such Country.
1.34“Generic Product” means, with respect to a particular Product that has received Regulatory Approval in a regulatory jurisdiction in the Territory and is being marketed and sold by VYNE or any of its Affiliates or Sublicensees in such jurisdiction, a pharmaceutical product that (a) is sold in such jurisdiction by a Third Party that is not an Affiliate or Sublicensee of VYNE, and did not purchase or acquire such product in a chain of distribution that included VYNE or any of its Affiliates or Sublicensees, and (b) has received Regulatory Approval in such jurisdiction for at least one of the same indications as such Product as a “generic drug”, “generic medicinal product”, “bioequivalent”, or similar designation of interchangeability by the applicable Regulatory Authority in such jurisdiction pursuant to an expedited, abbreviated, or bibliographic approval process in accordance with the then-current rules and regulations in such jurisdiction, where such approval referred to or relied on (i) an approved Drug Approval Application for such Product held by VYNE, its Affiliate, or a Sublicensee in such jurisdiction or

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(ii) the data contained or incorporated by reference in such approved Drug Approval Application for such Product in such jurisdiction.
1.35“GLP” means current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the U.S.), as updated from time to time.
1.36“Head License” means that certain license agreement between In4Derm and the University of Dundee dated 24 July 2020.
1.37“In4Derm” has the meaning set forth in the preamble.
1.38“In4Derm Indemnitees” has the meaning set forth in Section 12.1.
1.39“In4Derm Technology” means the In4Derm Know-How, In4Derm Patents, and In4Derm’s interest in any Joint Inventions and Joint Patents.
1.40“In4Derm Know-How” means all Know-How that (a) is Controlled by In4Derm or any of its Affiliates on the Effective Date and (b) is necessary or reasonably useful for the Exploitation of Products in the Field, including the Know-How set forth in Exhibit 1.40.
1.41“In4Derm Patents” means all Patents that (a) are Controlled by In4Derm or any of its Affiliates on the Effective Date and Cover the Compounds or (b) are Controlled by In4Derm or any of its Affiliates during the Term and Cover the Compounds. The In4Derm Patents existing as of the Effective Date are set forth on Exhibit 1.41. Notwithstanding the foregoing, if any Third Party becomes an Affiliate of In4Derm after the Effective Date other than by direct or indirect acquisition of such Third Party by In4Derm or any of its Affiliates, In4Derm Patents shall exclude any Patent Controlled by such Third Party before such Third Party becomes In4Derm’s Affiliate except to the extent the relevant Patent was also Controlled by In4Derm or any of its Affiliates prior to the date such Third Party became an Affiliate of In4Derm.
1.42“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent thereof in other Countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (CTA) in the European Union), and (c) all supplements, amendments, variations, extensions, and renewals thereof that may be filed with respect to the foregoing.
1.43“Indemnification Claim Notice” has the meaning set forth in Section 12.3.
1.44“Indemnified Party” has the meaning set forth in Section 12.3.
1.45“Indemnitee” has the meaning set forth in Section 12.3.
1.46“Indication” means a separately defined, well-categorized class of human disease or condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an MAA is approved for a Product in a

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particular Indication and patient population, a label expansion for such Product to include such Indication in a different patient population is not considered a separate Indication.
1.47“Initiation” means, with respect to a Product and a Clinical Trial in human subjects (whether healthy volunteers or patients), the first dosing of the first subject with such Product in such Clinical Trial.
1.48“Intellectual Property” has the meaning set forth in Section 13.5.1.
1.49“Invention” means any invention, process, method, utility, formulation, composition of matter, article of manufacture, material, creation, discovery, development, or finding, or any improvement thereto, whether or not patentable, including all intellectual property rights therein.
1.50“JDC” has the meaning set forth in Section 3.1.1.
1.51“Joint Inventions” has the meaning set forth in Section 9.1.2(b).
1.52“Joint Patents” means all Patents that Cover Joint Inventions.
1.53“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulae, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not the subject of a patent application, patentable, or copyrightable.
1.54“Losses” has the meaning set forth in Section 12.1.
1.55“MAA” has the meaning set forth in Section 1.25.
1.56“Manufacture”, “Manufactured”, and “Manufacturing” means all activities related to the synthesis, making, production, processing, analysis, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of a pharmaceutical product, or any raw materials, intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control, whether by a Party itself or through a Third Party.
1.57“MHRA” means the United Kingdom’s Medicines and Healthcare products Regulatory Agency and any successor agency(ies) or authority having substantially the same function.
1.58“NDA” means a New Drug Application, as defined in the FFDCA, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning a pharmaceutical

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product, which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product in the relevant jurisdiction.
1.59“Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of VYNE or its Affiliates or Sublicensees (each a “Selling Entity”) to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product and determined in accordance with Accounting Standards or otherwise directly paid or incurred by the applicable Selling Entity with respect to the sale or other disposition of such Product:
1.59.1normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product;
1.59.2credits or allowances given or made for rejection, recall, wastage, replacement of or return of previously sold Products or for uncollectible amounts, retroactive price reductions and billing errors;
1.59.3rebates, retroactive price adjustments and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;
1.59.4costs of freight, carrier insurance, custom fees and other transportation charges directly related to the distribution of such Product; and
1.59.5taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.
In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of a Product between VYNE and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales unless the transferee is the end-user, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.
The supply of Product for no charge or at cost as samples for charitable or promotional purposes, for named patient use, for use in non-clinical or clinical trials or any test or other studies reasonably necessary to comply with Applicable Laws shall not be included in the computation of Net Sales.
If a Product is sold as part of a Combination Product in a Country, the Net Sales with respect to the Product in such Country shall be calculated and determined as follows:
(a)If the Selling Entity separately sells in such Country or other jurisdiction, (A) a product containing as its sole active ingredient a Compound contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active

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ingredients the Non-Compound Active Agents in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is the applicable Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such Country or other jurisdiction and “B” is the applicable Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies in such Country or other jurisdiction, for products that contain as their sole active ingredients the Non-Compound Active Agents in such Combination Product.
(b)If the Selling Entity separately sells in such Country or other jurisdiction the Mono Product but does not separately sell in such Country or other jurisdiction products containing as their sole active ingredients the Non-Compound Active Agents in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is the applicable Selling Entity’s average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such Country or other jurisdiction, and “C” is the applicable Selling Entity’s average Net Sales price in such Country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.
(c)If Selling Entity does not separately sell in such Country or other jurisdiction the Mono Product but does separately sell products containing as their sole active ingredients the Non-Compound Active Agents contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such Country or other jurisdiction and “E” is the average Net Sales price in such Country or other jurisdiction during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the Non-Compound Active Agents in such Combination Product.
(d)If the Selling Entity does not separately sell in such Country or other jurisdiction both the Mono Product and the Non-Compound Active Agents in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such Non-Compound Active Agents; provided, that if the Parties cannot agree on such value after ninety (90) days despite having used good faith efforts to do so, then the Parties shall resolve such dispute using the terms set forth in Exhibit 1.59.
1.60“Non-Compound Active Agent” has the meaning set forth in Section 1.12.
1.61“Option” has the meaning set forth in the Option Agreement.
1.62“Option Agreement” has the meaning set forth in the recitals.
1.63“Party” and “Parties” has the meaning set forth in the preamble.

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1.64“Patent” means (a) patents, patent applications and similar government-issued rights protecting inventions in any Country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, validations, supplementary protection certificates, and extensions of (a), (b) or (c).
1.65“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.66“Phase 1 Clinical Trial” means any human clinical trial of a Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.
1.67“Phase 2 Clinical Trial” means any human clinical trial of a Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.
1.68“Phase 3 Clinical Trial” means any human clinical trial of a Product designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) support regulatory approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.
1.69“Phase 4 Clinical Trial” means any human clinical trial of a Product that is: (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Product or (b) conducted after the first Regulatory Approval of a Product in the same Indication for which a Product received Regulatory Approval.
1.70“Pivotal Clinical Trial” means a pivotal clinical trial of a Product in human patients (whether or not designated a Phase 3 Clinical Trial) in any Country with a defined dose or a set of defined doses of a Product designed to ascertain efficacy and safety of such Product for the purpose of submitting applications for MAA approval to the competent Regulatory Authorities.
1.71“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

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1.72“Product” means a product that contains or incorporates a specific Compound, whether alone or in combination with other active ingredients, in any form, formulation, presentation, or dosage, and for any mode of administration. For clarity, Products include Combination Products.
1.73“Publishing Notice” has the meaning set forth in Section 10.6.
1.74“Publishing Party” has the meaning set forth in Section 10.6.
1.75“Redacted Agreement” has the meaning set forth in Section 10.3.2.
1.76“Regulatory Approval” means, with respect to a Country or other jurisdiction in the Territory, all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Product in such Country or other jurisdiction, and including pricing or reimbursement approval in such Country or other jurisdiction where such pricing and reimbursement approval is legally required for the sale of such Product.
1.77“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA, MHRA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Products in the Territory.
1.78“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to a Compound or Product.
1.79“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patents, such as reference product exclusivity for biological products, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data exclusivity, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), or rights similar thereto outside the U.S., such as Directive 2001/83/EC (as amended) in the EU.
1.80“Royalty Term” means, with respect to each Product and each Country in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such Country and ending on the latest to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of such Product in such Country, (b) the expiration date of the last-to-expire

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Valid Claim of any In4Derm Patent that Covers such Product in such Country, and (c) the expiration of all Regulatory Exclusivity for such Product in such Country.
1.81“Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by VYNE under the license grant in Section 2.1 as provided in Section 2.2.
1.82“Term” has the meaning set forth in Section 13.1.
1.83“Territory” means worldwide.
1.84“Third Party” means any Person other than In4Derm, VYNE, and their respective Affiliates.
1.85“Third Party Claims” has the meaning set forth in Section 12.1.
1.86“Topical BETi Compounds” means the BETi compounds listed in Exhibit 1.88.
1.87“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.88“University of Dundee” or “Dundee” means The University of Dundee, established by Royal Charter dated 20 July 1967 and a registered Scottish charity (charity number SC015096) and having its principal office at 149 Nethergate, Dundee DD1 4HN.
1.89“Valid Claim” means (a) a claim of any issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been expressly abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise and (b) a claim of a pending patent application that has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken and that has not been pending for more than seven (7) years.
1.90“VYNE” has the meaning set forth in the preamble.
1.91“VYNE Indemnitees” has the meaning set forth in Section 12.2.
ARTICLE 2
GRANT OF RIGHTS
2.1Grant to VYNE. In4Derm (on behalf of itself and its Affiliates) hereby grants to VYNE an exclusive (including with regard to In4Derm and its Affiliates, except as provided in Section 2.3), sublicensable (through multiple tiers, subject to Section 2.2), royalty-bearing license under the In4Derm Technology to Exploit Products in the Field in the Territory. For clarity, VYNE may, subject to the terms of this Agreement, develop Compounds for topical or oral administration.

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1.2Sublicenses. VYNE may grant sublicenses, through multiple tiers, under the license granted in Section 2.1 to its Affiliates and to Third Parties; provided that [***].
1.3Retained Rights. [***].
1.4No Implied Licenses. Except as expressly provided herein, In4Derm grants no other right or license to VYNE hereunder, including any rights or licenses to the In4Derm Technology not expressly granted herein. VYNE grants no right or license to In4Derm hereunder.
2.5Exclusivity.
1.4.1Obligations on VYNE. During the Term, VYNE hereby covenants that it shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party, Develop, Manufacture, or Commercialize any Competing BETi Product in the Field in the Territory.
2.5.2Acquisition of Competing Product. If a Third Party becomes an Affiliate of VYNE after the Effective Date through merger, acquisition, consolidation or other similar transaction, and as of the closing date of such transaction, such Third Party is engaged in the Development, Manufacture or Commercialization of any product containing or comprising a BETi that, if conducted by VYNE, would cause VYNE to be in breach of its exclusivity obligations set forth in Section 2.5 (a “Competing Program”), then:
(a)if such transaction results in a Change of Control of VYNE or any Affiliate that controls VYNE, then such new Affiliate may continue such Competing Program and such continuation will not constitute a breach of VYNE’s exclusivity obligations set forth above; provided that (i) such new Affiliate conducts such Competing Program independently of the activities of this Agreement, does not use any In4Derm Technology in the conduct of such Competing Program and does not have access to any non-public In4Derm Technology or Confidential Information of In4Derm; (ii) VYNE shall implement and maintain reasonable measures to segregate the In4Derm Technology in order to comply with this clause (including firewalls and screens (whether technical or physical) between VYNE and the Affiliate), and (iii) at In4Derm’s request, VYNE shall promptly provide In4Derm with reasonable details of such measures; and
(b)if such transaction does not result in a Change of Control of VYNE, then VYNE and its new Affiliate will have nine (9) months from the closing date of such transaction to either wind down and terminate such Competing Program or complete the Divestiture of such Competing Program, and VYNE’s new Affiliate’s conduct of such Competing Program during such nine (9)-month period will not be deemed to be a breach of VYNE’s exclusivity obligations set forth above; provided that (i) such new Affiliate conducts such Competing Program during such nine (9)-month period independently of the activities of this Agreement, does not use any In4Derm Technology in the conduct of such Competing Program and does not have access to any non-public In4Derm Technology or Confidential Information of In4Derm; (ii) VYNE shall implement and maintain reasonable measures to

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segregate the In4Derm Technology in order to comply with this clause (including firewalls and screens (whether technical or physical) between VYNE and the Affiliate) and (iii) at In4Derm’s request, VYNE shall promptly provide In4Derm with reasonable details of such measures. “Divestiture” means the sale and transfer of the Competing Program to a Third Party without VYNE (or its Affiliate) receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program or being actively involved in, or having any decision-making authority with respect to, the development, manufacture or commercialization of products under such Competing Program.
2.6Technology Transfer and Assistance. As soon as reasonably practicable following the Effective Date, In4Derm shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to VYNE (which obligation may include granting personnel designated by VYNE controlled access to an electronic data room), in such form as maintained by In4Derm in the ordinary course of business, a copy of the In4Derm Know-How listed at Exhibit 1.40. The Parties shall reasonably cooperate to provide a smooth and prompt provision of all such Know-How. At VYNE’s request, In4Derm shall reasonably assist VYNE and its designees in the use and understanding of the In4Derm Know-How and shall promptly provide reasonable assistance and cooperation, and make its personnel reasonably available to VYNE and its designees, as necessary or reasonably useful for VYNE to Exploit the Compounds and Products; provided that, unless otherwise agreed, VYNE shall reimburse In4Derm for all documented (a) external costs on a pass-through basis and (b) internal expenses at an hourly rate per FTE based on the relevant FTE’s standard, then-current industry standard rate per annum, in each case of (a) and (b), that are reasonably incurred by In4Derm in providing such assistance. As used herein, “FTE” means a full-time equivalent person year (consisting of a total of one thousand eight hundred twenty (1,820) hours per year) of activities undertaken by In4Derm.
ARTICLE 3
COLLABORATION MANAGEMENT
3.1Joint Development Committee.
3.1.1Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a joint development committee (the “JDC”). The JDC shall consist of two (2) representatives from each of the Parties. Each representative must have the requisite experience and seniority to enable such person to review and advise on behalf of the applicable Party with respect to the issues falling within the scope of review and advice of the JDC. From time to time, each Party may substitute one or more of its representatives to the JDC on written notice to the other Party. Each Party shall select from its representatives a representative who will chair the JDC jointly with the selected representative from the other Party. Each Party may replace its co-chairperson from time to time by informing the other Party in writing.
3.1.2Specific Responsibilities. The JDC shall oversee the performance of the Development Plan and serve as a consultative and information-exchange body for the Development of Compounds and Products. In particular, the JDC shall:

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(a)review and discuss the Development Plan, and review any amendments thereto;
(b)oversee the conduct and progress of the Development Plan and serve as a forum for discussion of results generated under the Development Plan;
(c)serve as a forum for discussion of Development activities with respect to Compounds and Products, including results arising from such activities;
(d)establish secure access methods (such as secure databases) for the exchange of Know-How and other information as contemplated under this Agreement;
(e)monitor and implement the technology transfer to VYNE pursuant to Section 4.4; and
(f)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
3.2General Provisions Applicable to the JDC.
3.2.1Meetings and Minutes. The JDC shall meet quarterly, or at such frequency as otherwise agreed to by the Parties, either in person or by tele-/videoconference with the venue of the in-person meetings alternating between locations designated by In4Derm and locations designated by VYNE. The chairperson of the JDC shall be responsible for calling meetings on no less than thirty (30) days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least ten (10) days in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JDC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting. The JDC may adopt such standing rules as necessary for its work, so long as such rules are not inconsistent with this Agreement. A quorum of the JDC exists whenever there is present at a meeting at least one (1) representative appointed by each Party. The chairpersons of the JDC (or their designee) shall prepare and circulate minutes of each meeting within thirty (30) days after the meeting for the Parties’ review and approval. The Parties shall agree on the minutes of each meeting promptly, but in no event later than within ten (10) days following circulation of the draft minutes. All JDC meetings, documents, and minutes are the Confidential Information of both Parties.
3.2.2Non-Member Attendance. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JDC meetings; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s written approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed. Such Party shall ensure that such Third Party is

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bound by written confidentiality and non-use obligations consistent with the terms of ARTICLE 10.
3.3Limitations on Authority. The JDC is a consultative and information-exchange body for the Development of Compounds and Products and does not have the authority to make any decisions with respect to the Development of Compounds or Products or any other matter within the scope of this Agreement. Each Party retains the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion are delegated to or vested in the JDC unless the Parties expressly so agree in writing. The JDC does not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.4 or compliance with which may only be waived as provided in Section 14.6.
3.4Discontinuation of the JDC. The activities to be performed by the JDC shall solely relate to governance under this Agreement and are not intended to be or involve the delivery of services. Upon the date of First Commercial Sale of a Product in the Field in the Territory, or such earlier date agreed by the Parties in writing, the JDC will have no further responsibilities under this Agreement and, unless otherwise agreed by the Parties in writing, will be considered fully dissolved by the Parties. Thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Parties.
3.5Expenses. Each Party is responsible for all travel and related costs and expenses of its members and other representatives to attend meetings of, and otherwise participate on, the JDC.
ARTICLE 4
DEVELOPMENT
4.1Overview. Subject to the terms and conditions of this Agreement, VYNE is solely responsible for the Development of Compounds and Products in the Field in the Territory, at its own cost and expense, including all non-clinical and clinical studies, as necessary to obtain Regulatory Approval for Products in the Territory.
4.2Development Plan. VYNE shall conduct its Development activities under and in accordance with the Development Plan and is solely responsible for all decisions regarding the day-to-day conduct of Development of Compounds and Products. Promptly after the Effective Date, VYNE shall provide In4Derm with a written plan for Development of Compounds and Products in the Field in the Territory (the “Development Plan”). The Development Plan will describe the critical activities VYNE plans to undertake in the Development of Compounds and Products in the Field in the Territory, inducing all clinical studies, CMC information collection activities, and regulatory activities with respect to the Products to be conducted by or on behalf of VYNE or its Affiliates or their respective Sublicensees. Until the First Commercial Sale of a Product, VYNE shall prepare an update to the Development Plan on an annual basis and shall provide such updated Development Plan to In4Derm. Such Development Plan and the contents therein are Confidential Information of VYNE.

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4.3Diligence. VYNE shall use Commercially Reasonable Efforts to Develop Products in the Field in the Territory. VYNE may satisfy its diligence obligations under this Section 4.3 through its Affiliates and Sublicensees.
1.4Records. VYNE shall, and shall ensure that its Affiliates and subcontractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such records shall be retained by VYNE for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law.
1.5Development Reports. VYNE shall update In4Derm on an annual basis regarding its significant Development activities with respect to Products in the Territory. Each such update shall summarize VYNE and its Affiliates’ and Sublicensees’ significant Development activities with respect to each such Product in the Territory and shall contain information at a level of detail reasonably required by In4Derm to determine VYNE’s compliance with its diligence obligations set forth herein, provided however that such updates and reports need not be specifically generated in compliance with this section and VYNE may rely on existing reports and internal communications to its executive management.
1.6Subcontractors. VYNE may engage subcontractors to conduct any activities necessary for Development of Compounds and Products, including non-clinical studies, clinical studies, CMC activities, and regulatory services for Compounds and Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to VYNE all data, information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. VYNE remains responsible for any obligations that have been delegated or subcontracted to any subcontractor.
ARTICLE 5
REGULATORY MATTERS

5.1Regulatory Activities. As between the Parties, VYNE, at its sole expense, has the sole right to prepare, obtain, and maintain the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and other Regulatory Documentation, and to conduct communications with Regulatory Authorities, for Compounds and Products in the Territory. Upon VYNE’s request and without additional compensation, In4Derm shall provide VYNE with information within In4Derm’s control and reasonably required to obtain Regulatory Approvals for the Products, including providing necessary documents or other materials required by Applicable Law to obtain such Regulatory Approvals. VYNE will keep In4Derm reasonably informed with regard to any Regulatory Approvals proceedings for the Products.

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5.2Recalls. VYNE shall notify In4Derm promptly following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Product in the Territory, and shall include in such notice the reasoning behind such determination and any supporting facts. VYNE (or its Sublicensee) may make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory. If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, VYNE (or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions, or market withdrawals undertaken pursuant to this Section 5.2, VYNE (or its Affiliate or Sublicensee) shall be solely responsible for the execution thereof, and In4Derm shall reasonably cooperate in all such recall efforts, at VYNE’s request and expense.
5.3Regulatory or Third Party Action or Inspection. In4Derm shall immediately notify VYNE as soon as In4Derm becomes aware of any Regulatory Authority inspections relating to any Product. In4Derm shall permit VYNE to be present at any such inspections and provide VYNE the opportunity to provide, review and comment on any responses that may be required. If In4Derm does not receive prior notice of any such inspection, In4Derm shall notify VYNE as soon as practicable after such inspection and shall provide VYNE with copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection. In addition to such obligations with respect to Regulatory Authority inspections, In4Derm shall immediately notify VYNE of any information it receives regarding any threatened or pending action or communication by or from any Third Party, including a Regulatory Authority, that may materially affect the Exploitation or regulatory status of a Product. In4Derm shall only be required to comply with its obligations under this Section 5.3 to the extent that it is lawfully able to do so.
ARTICLE 6
COMMERCIALIZATION
6.1In General. VYNE (itself or through its Affiliates or Sublicensees) has the sole right and responsibility to Commercialize Products in the Field in the Territory, at its own expense.
6.2Commercialization Diligence. VYNE shall use Commercially Reasonable Efforts to Commercialize each Product for which it has obtained Regulatory Approval. VYNE may satisfy its diligence obligations under this Section 6.2 through its Affiliates and Sublicensees.
6.3Commercial Updates. VYNE shall update In4Derm on an annual basis regarding its significant Commercialization activities with respect to Products in the Territory. Each such update shall summarize VYNE and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to each such Product in the Territory and shall contain information at a level of detail reasonably required by In4Derm to determine VYNE’s compliance with its diligence obligations set forth herein. Subject to the foregoing, In4Derm agrees that such updates and reports need not be specifically generated and VYNE may satisfy

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the requirements of this Section 6.3 through updates which comprise appropriate existing reports and internal communications to its executive management.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1Supply of Compounds and Products. As between the Parties, VYNE has the sole right and responsibility, at its expense, to Manufacture (or have Manufactured) and supply Compounds and Products for clinical purposes and commercial sale in the Territory by VYNE and its Affiliates and Sublicensees. VYNE (itself or through its Affiliates or Sublicensees) shall use Commercially Reasonable Efforts to make available all necessary manufacturing and selling facilities (in such location or locations as VYNE and/or its Affiliates and/or Sub-Licensees shall determine in their sole discretion from time to time) to meet all reasonable demands for Products throughout the Territory.
7.2General Obligations. VYNE shall:
7.2.1procure that all Products manufactured and/or supplied by VYNE or its Affiliates or Sublicensees are of a satisfactory quality in accordance with best industry practice or other analogous guidelines;
7.2.2not sell or dispose of Products for non-monetary consideration (other than when issuing demonstration/evaluation/loan units of the Products to third parties, which includes use as samples for charitable or promotional purposes, for named patient use, for use in non-clinical or clinical trials or any test or other studies reasonably necessary to comply with Applicable Laws);
7.2.3not act as agent of In4Derm or Dundee and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Products nor make any representation or give any warranty on behalf of In4Derm or Dundee; and
7.2.4comply with all statutes and regulatory requirements of any government or other competent authority which relate to the Manufacture, Development and Commercialization (including markings) in relation to the Products.
ARTICLE 8
PAYMENTS AND RECORDS
8.1Upfront Payment. Within five (5) Business Days after the Effective Date, VYNE shall pay to In4Derm a one-time, non-refundable, non-creditable payment in the amount of Five Hundred Thousand Dollars ($500,000).
8.2Development and Regulatory Milestones.
8.2.1Development and Regulatory Milestone Payments. In partial consideration of the rights granted by In4Derm to VYNE under this Agreement and subject to

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the terms and conditions set forth in the remainder of this Section 8.2, on a Product-by-Product basis, VYNE shall pay to In4Derm the non-refundable, non-creditable milestone payment set forth in the table below within [***] following the first achievement of the corresponding milestone event by a Product by or on behalf of VYNE or its Affiliates or Sublicensees:

Milestone Event		Milestone Payment Amount
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]
11	[***]	[***]
For clarity: (i) there is no limit on the number of Products for which the above Milestone Payments Amounts may become due; (ii) milestones 9, 10 and 11 above will be due in respect of

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both a second Indication and a third Indication of a Product; and (iii) in respect of any particular Product, the same Milestone Event may occur (and the corresponding Milestone Payment Amount become due) for such Product as both for topical administration and for oral administration, as more particularly set forth in Section 8.2.2.
8.2.2New Administration. [***].
8.2.3Skipped Milestones. [***].
1.3Royalties.
8.2.1Royalty Rates. As further consideration for the rights granted to VYNE under this Agreement, subject to the remainder of this Section 8.3, during the Royalty Term, VYNE shall make quarterly, non-refundable, except as set forth in Section 8.8, non-creditable royalty payments to In4Derm on the annual Net Sales of all Products sold by or on behalf of VYNE, its Affiliates or Sublicensees in the Territory at the applicable rate set forth below:

Annual Net Sales in the Territory of Products in a Calendar Year	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
8.2.2Royalty Term. Royalties shall be paid on a Product-by-Product and Country-by-Country basis in the Territory from the First Commercial Sale of such Product in a Country by or on behalf of VYNE, its Affiliates, or Sublicensees, until the expiration of the Royalty Term for such Product in such Country.
8.2.3Permitted Reductions.
(a)Generic Competition. If, in a Country within the Territory during the Royalty Term for a Product, sales of all Generic Products to such Product in such Country in a Calendar Quarter have a market share of [***] in such country, then the royalty rate payable by VYNE to In4Derm with respect to Net Sales of the Product in such Country for such Calendar Quarter shall be reduced by [***]. If, in a Country within the Territory during the Royalty Term for a Product, sales of all Generic Products to such Product in such Country in a Calendar Quarter exceed [***] of the unit volume of all sales of such Product plus the unit volume of all sales of such Generic Products to such Product in such country (such percentage being the “Relevant Calendar Quarter Percentage”), then the royalty rate payable by VYNE to In4Derm with respect to Net Sales of the Product in such Country for such Calendar Quarter shall be reduced by a percentage equal to the Relevant Calendar Quarter Percentage, subject always to a maximum reduction of [***] of the otherwise applicable rate. All such determinations of the unit

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volume of sales shall be based upon a mutually acceptable calculation method using market share data provided by a reputable and mutually agreed upon provider, such as IQVIA.
(b)Third Party License. To the extent VYNE or its Affiliate obtains a right or license under Patents owned by a Third Party and such right or license is necessary to practice the rights purported to be granted to VYNE by In4Derm under issued In4Derm Patents in such Country (a “Third Party License”), the royalties payable by VYNE to In4Derm shall be [***].
(c)Floor. Notwithstanding the foregoing provisions of this Section 8.3.3, in no circumstances will the royalties payable to In4Derm under this Section 8.3 in any Calendar Quarter be reduced, as a result of this Section 8.3.3, below [***]. VYNE may carry forward to subsequent Calendar Quarters any deductions that it was not able to deduct as a result of the foregoing provision.
1.4Royalty Payments and Reports. VYNE shall calculate all amounts payable to In4Derm pursuant to Section 8.3 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 8.5. VYNE shall pay to In4Derm the royalty amounts due with respect to a given Calendar Quarter within sixty (60) days after the end of each Calendar Quarter. Each payment of royalties due to In4Derm shall be accompanied by a report setting forth the Net Sales of the Products by VYNE and its Affiliates and Sublicensees in the Territory in sufficient detail to permit confirmation of the accuracy of the royalty payment made.
1.5Mode of Payment. All payments to In4Derm under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as In4Derm may from time to time designate by written notice to VYNE. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s, or Sublicensee’s standard conversion methodology consistent with Accounting Standards.
1.6Taxes.
1.6.1Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
1.6.2Withholding Amounts. If any sum due to be paid to In4Derm under this Agreement is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. Any tax paid or required to be withheld by VYNE for the benefit of In4Derm on account of any payments to In4Derm under this Agreement will be deducted from the amount of royalties or other payments otherwise due. VYNE will secure and send to In4Derm proof of any such taxes withheld and paid by VYNE for the benefit of In4Derm. If withholding or similar taxes are paid to a government authority, each

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Party shall provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or to obtain a credit with respect to such taxes paid.
1.6.3Tax Changing Decision. Notwithstanding the foregoing, to the extent VYNE or its Affiliates (a) assigns or otherwise transfers this Agreement or its obligations hereunder to an Affiliate or Third Party, (b) changes its location of incorporation from the United States to another location, (c) makes payments from an entity, or payments are deemed to be made from an entity, other than the United States entity originally entering into this Agreement, or (d) fails to comply with Applicable Laws or filing or record retention requirements to enjoy the benefit regarding withholding taxes under the Applicable Laws, in each case that results in a tax being required to be withheld under Applicable Laws that would not have been required to be withheld if such action had not been taken (each, a “Tax Changing Decision”) such that as a result of a Tax Changing Decision, VYNE is required by Applicable Laws to deduct or withhold taxes directly from any amount paid to In4Derm, then (i) notwithstanding anything to the contrary in this Agreement, VYNE shall increase the amount paid to In4Derm by the required amount such that the net amount actually received by In4Derm after such deduction or withholding equals the full amount originally invoiced or stated by In4Derm to be payable and (ii) VYNE shall timely pay the applicable taxes to the relevant governmental authority in accordance with Applicable Laws.
1.7Interest on Late Payments. If any undisputed payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment, but excluding the period during which termination is tolled pursuant to Section 13.3) at an annual rate (but with interest accruing on a daily basis) equal to LIBOR (or other such short term inter-bank interest rate as deemed suitable by the Parties), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
1.8Audit. VYNE shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records and books of account (in an electronic format) pertaining to the sale or other disposition of Products in sufficient detail and containing all data necessary to permit In4Derm to confirm the accuracy of any payments due hereunder. VYNE shall keep such books and records necessary to permit In4Derm to conduct an audit under this section for a minimum of six (6) years following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Law. Upon reasonable prior notice and during regular business hours at such place or places where such records are customarily kept, such records may be inspected on In4Derm’s and/or Dundee’s behalf by an independent certified public accountant (the “Auditor”) selected by In4Derm or Dundee (as applicable) and reasonably acceptable to VYNE for the sole purpose of verifying for In4Derm or Dundee (as applicable) the accuracy of any payments made, or required to be made, to In4Derm pursuant to this Agreement. Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits shall be limited to once each Calendar Year and once with respect to records covering any specific period of time. Such auditor shall not disclose VYNE’s Confidential Information to In4Derm or Dundee except to the extent necessary to confirm the

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accuracy of the financial reports and payments furnished by VYNE under this Agreement and the amount of any discrepancies. If the final result of the inspection reveals an undisputed underpayment, the underpaid amount shall be paid within thirty (30) days after the Auditor’s report. If that the final result of the inspection reveals an undisputed overpayment, the overpaid amount shall be applied as a credit against future royalty payments by VYNE. In4Derm shall bear the full cost of such audit unless such audit reveals an underpayment owed by VYNE of more than five percent (5%) from the reported amounts, in which case VYNE shall reimburse In4Derm and/or Dundee (as appliable) for the Auditor’s services. From time to time In4Derm shall also have the right to request of VYNE and VYNE shall in receipt of such request provide to In4Derm such information as may reasonably be required for In4Derm to assess the conduct and performance of VYNE in carrying out its obligations under this Agreement.
ARTICLE 9
INTELLECTUAL PROPERTY
9.1Ownership of Intellectual Property.
1.1.1United States Law. The determination of whether an Invention is discovered, made, conceived, or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright, or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States.
9.1.2Inventions.
(a)Sole Ownership. As between the Parties, each Party solely owns any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors in the conduct of activities under this Agreement.
(b)Joint Inventions. VYNE shall own any Inventions that are made jointly by employees, agents, or independent contractors of VYNE and its Affiliates together with employees, agents, or independent contractors of In4Derm and its Affiliates related to the development of the Compound under this Agreement (“Joint Inventions”). In4Derm hereby assigns (and agrees to and shall assign if the present assignment of future rights is prohibited by Applicable Law) all right and interest in the Joint Inventions to VYNE.
9.1.3Assignment Obligation.
(a)Each Party shall cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit, and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

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(b)Each Party shall promptly disclose to the other Party, in writing, the conception, discovery, development, generation, making or creation of (i) any Invention related to the composition of matter of a Compound or Product and (ii) any Joint Inventions, in each case, made by Persons who perform activities for it under this Agreement. Each Party shall execute and record assignments and other necessary documents consistent with such ownership promptly upon such other Party’s request.
9.2Patent Prosecution and Maintenance.
9.2.1In4Derm Patents and Joint Patents. VYNE has the first right, but not the obligation, through the use of internal counsel, or outside counsel reasonably acceptable to In4Derm, to prepare, file, prosecute, and maintain the In4Derm Patents (on behalf of and in the name of In4Derm) and the Joint Patents worldwide, at VYNE’s expense; but excluding all Patents licensed to In4Derm under the Head License (the “Head License Patents”), in relation to which the University of Dundee has retained responsibility for prosecution. In4Derm shall use best efforts to obtain an agreement from the University of Dundee within sixty (60) days of the Effective Date that the University of Dundee shall consult with and cooperate with VYNE or any of VYNE’s sublicensees in good faith regarding the prosecution and enforcement of the Head License Patents. To the extent, if any, there are one or more Compounds not Covered by an In4Derm or Joint Patent at the Effective Date, In4Derm shall promptly cooperate and assist VYNE in preparing and filing one or more patent applications claiming such Compounds and shall disclose the Compounds and related information in at least sufficient detail to permit an understanding of the nature of the inventions in relation to the Compounds by a practitioner reasonably skilled in the relevant technical or scientific area and to enable preparation and filing of said applications. VYNE shall keep In4Derm reasonably informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of the In4Derm Patents and the Joint Patents, including by providing In4Derm with a copy of material communications to and from any patent authority regarding such Patents, and by providing In4Derm drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for In4Derm to review and comment thereon. VYNE shall consider in good faith the requests and suggestions of In4Derm with respect to such VYNE drafts and with respect to strategies for filing and prosecuting such Patents. If VYNE decides not to prepare, file, prosecute, or maintain any In4Derm Patent or Joint Patent in a Country and there are no other In4Derm Patents or Joint Patents in such Country, VYNE shall provide reasonable prior written notice to In4Derm of such intention (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Joint Patent in such Country), and In4Derm shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Patent at its sole cost and expense in such Country. Upon In4Derm’s written acceptance of such option, In4Derm shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such In4Derm Patent or Joint Patent, as applicable. In such event, VYNE shall reasonably cooperate with In4Derm with respect to such Patent in such Country as provided under Section 9.2.3.

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9.2.2VYNE Patents. VYNE has the sole right, but not the obligation, through the use of internal or outside counsel, to prepare, file, prosecute, and maintain the Patents claiming Inventions made solely by VYNE and its Affiliates’ employees, agents, or independent contractors (the “VYNE Patents”) worldwide, at VYNE’s expense.
9.2.3Cooperation. The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the In4Derm Patents and the Joint Patents under this Agreement. Cooperation shall include:
(a)without limiting any other rights and obligations of the Parties under this Agreement, cooperating with respect to the timing, scope, and filing of such Patents to preserve and enhance the patent protection for Compounds and Products, including the manufacture and use thereof;
(b)executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of intellectual property set forth in Section 9.1.2; (ii) enable the other Party to apply for and to prosecute Patent applications; and (iii) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the In4Derm Patents and the Joint Patents, in each case ((i), (ii), and (iii)) to the extent provided for in this Agreement;
(c)consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available for the protection of a Party’s interests in this Agreement; and
(d)promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Patents.
9.2.4Patent Term Extension and Supplementary Protection Certificate. VYNE has authority and sole discretion for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for VYNE Patents, In4Derm Patents, and Joint Patents in any Country and for applying for any extension or supplementary protection certificate with respect to such Patents in the Territory. In4Derm shall provide prompt and reasonable assistance, as requested by VYNE, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate. VYNE shall pay all expenses with respect to obtaining the extension or supplementary protection certificate in the Territory. If VYNE desires that a patent term extension should be applied for a In4Derm Patent, In4Derm and VYNE shall discuss in good faith such patent term extension, provided that such decision shall be at VYNE’s sole discretion.
9.2.5Patent Listings. VYNE will have the sole right to make all filings with Regulatory Authorities in the Territory with respect to VYNE Patents, and Joint Patents, including as required or allowed under Applicable Law, provided that with respect to Joint Patents such right shall be solely with respect to Products. VYNE shall notify In4Derm in

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writing of any In4Derm Patents that it intends to list with Regulatory Authorities related to the Products and, prior to filing any such listing, consult with and consider in good faith the requests and suggestions of In4Derm regarding the same.
9.3Patent Enforcement.
9.3.1Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of an In4Derm Patent, Joint Patent or VYNE Patent by a Third Party in the Territory of which such Party becomes aware (including alleged or threatened infringement based on the development or commercialization of, or an application to market a product containing, a Compound or Product in the Territory).
9.3.2In4Derm Patents and Joint Patents. VYNE has the first right, but not the obligation, to prosecute any such infringement of In4Derm Patents and Joint Patents at its sole expense, but excluding all Head License Patents, in relation to which the University of Dundee has the first right to bring infringement proceedings. In4Derm shall use best efforts to obtain an agreement from the University of Dundee within sixty (60) days of the Effective Date that the University of Dundee shall consult with and cooperate with VYNE or any of VYNE’s sublicensees in good faith regarding the prosecution of any such infringement of the Head License Patents. If VYNE prosecutes any such infringement, In4Derm has the right to join as a party to such claim, suit, or proceeding and participate with its own counsel at its own expense; provided that VYNE retains control of the prosecution of such claim, suit, or proceeding. If VYNE does not take commercially reasonable steps to prosecute the alleged or threatened infringement with respect to any such In4Derm Patent or Joint Patent (a) within six (6) months following the first notice provided above with respect to such alleged infringement, or (b) ten (10) Business Days before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then In4Derm may prosecute the alleged or threatened infringement at its own expense.
9.3.3VYNE Patents. VYNE has the sole right, but not the obligation, to prosecute any such infringement of VYNE Patents at its sole expense, and VYNE shall retain control of the prosecution of such claim, suit, or proceeding.
9.3.4Cooperation. The Parties shall cooperate in any infringement action pursuant to this Section 9.3. To the extent necessary for a Party to bring such an action, the other Party shall, where necessary, furnish a power of attorney solely for such purpose and shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 9.3 may settle such claim; provided that neither Party may settle any patent infringement litigation under this Section 9.3 in a manner that materially diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

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9.3.5Recovery. Any recovery realized as a result of such litigation described in Section 9.3.1 or Section 9.3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales with respect to a Product and retained by VYNE, such amounts shall be included as Net Sales hereunder with respect to such Product for the purposes of calculating amounts payable to In4Derm under Section 8.3.
9.4Infringement Claims by Third Parties. If the manufacture, sale, or use of a Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by VYNE (or its Affiliates or Sublicensees), VYNE shall promptly notify In4Derm thereof in writing. VYNE has the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice. In4Derm may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if VYNE finds it necessary or desirable to join In4Derm as a party to any such action, In4Derm shall, at VYNE’s expense, execute all papers and perform such acts as reasonably required. If VYNE elects (in a written communication submitted to In4Derm within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time periods so that In4Derm is not prejudiced by any delays, In4Derm may conduct and control the defense of any such claim, suit, or proceeding at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Any recoveries by VYNE of any sanctions awarded to VYNE and against a party asserting a claim being defended under this Section 9.4 shall be applied first to reimburse each Party for its reasonable out-of-pocket costs of defending or participating in such claim, suit, or proceedings, on a pro rata basis. The balance of any such recoveries shall be retained by, or provided to, VYNE and included in the calculation of Net Sales for the relevant Product for the purposes of calculating amounts payable to In4Derm under Section 8.3.
9.5Invalidity or Unenforceability Defenses or Actions.
9.5.1Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the In4Derm Patents that Cover a Compound or Product, Joint Patents, or VYNE Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.
9.5.2In4Derm Patents and Joint Patents. VYNE has the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the In4Derm Patents and the Joint Patents at its own expense, but excluding all Head License Patents, in relation to which Dundee has the first right to defend and control the defense of validity and enforceability proceedings. In4Derm shall use best efforts to obtain an agreement from the University of Dundee within sixty (60) days of the Effective Date that the University of

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Dundee shall consult with and cooperate with VYNE or any of VYNE’s sublicensees in good faith regarding the defense of the validity and enforceability of the Head License Patents. In4Derm may participate in any such claim, suit, or proceeding related to the In4Derm Patents and the Joint Patents with counsel of its choice at its own expense; provided that VYNE shall retain control of the defense in such claim, suit, or proceeding. If VYNE elects not to defend or control the defense of the In4Derm Patents or the Joint Patents, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then In4Derm may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that In4Derm shall obtain the written consent of VYNE prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned, or delayed.
9.5.3VYNE Patents. VYNE has the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the VYNE Patents at its own expense.
9.5.4Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 9.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party, shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 9.5, each Party shall consult with the other as to the strategy for the defense of the In4Derm Patents, VYNE Patents, and Joint Patents.
9.6Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.
9.7Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this ARTICLE 9 will be deemed to be Confidential Information of the disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement, and defense, the interests of the Parties as collaborators are to, for their mutual benefit, obtain patent protection and plan patent defense against potential infringement activities by Third Parties, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this ARTICLE 9, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this ARTICLE 9 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement or disclosing such information on a “for

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counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
ARTICLE 10
CONFIDENTIALITY AND NON-DISCLOSURE
10.1Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Agreement, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Agreement except as permitted herein. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights and performing its obligations under this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own proprietary or confidential information (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.
10.2Exceptions. The obligations of confidentiality and non-use set forth in Section 10.1 above do not apply to any information that the receiving Party can demonstrate by written evidence:
10.2.1is already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;
10.2.2is now, or hereafter becomes, generally available to the public or otherwise part of the public domain through no fault of the receiving Party;
10.2.3is disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or
10.2.4was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.
Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

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10.3Permitted Disclosures.
10.3.1Pursuant to Applicable Law. Each Party may disclose Confidential Information to the extent that such disclosure is, in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to law, regulation, or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial, or local governmental body of competent jurisdiction, provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. If no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed; for clarity, disclosures required in the reasonable opinion of the receiving Party’s legal counsel to the U.S. Securities and Exchange Commission (or equivalent foreign agency) shall be subject to the following Section 10.3.2.
10.3.2Securities Exchange Filings. The Parties acknowledge that either or both Parties (or its Affiliates) may be obligated to make one or more filings (including to file a copy of this Agreement) with the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a governmental authority. Each Party may make such a required filing, provided that if such filing includes a copy of this Agreement it will (a) submit in connection with such filing a copy of this Agreement in a form mutually agreed by the Parties in advance or, if, despite the reasonable efforts of the filing Party a form mutually agreed by the Parties cannot be agreed in advance, redacted to the extent permitted by Applicable Law, based on advice of filing Party’s counsel (the “Redacted Agreement”), (b) request, and use reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted in the Redacted Agreement, for the Term of the Agreement and ten (10) years thereafter, and (c) unless otherwise agreed in writing by the other Party, request an appropriate extension of the term of the confidential treatment period if legally justifiable. For clarity, following a request from a governmental authority to change the redactions requested by a Party in the Redacted Agreement, a Party will not be in breach of this Section 10.3.2 for unredacting those redactions rejected by the applicable governmental authority, provided that such Party shall provide the other Party with a notice of the required changes and a copy of the revised redactions. Each Party is responsible for its own legal and other external costs in connection with any such filing, registration, or notification.
10.3.3Additional Permitted Disclosures. In addition to disclosures pursuant to Sections 10.3.1 and 10.3.2 and as otherwise expressly permitted by this Agreement, each Party may disclose Confidential Information belonging to the other Party if and to the extent such disclosure is reasonably necessary in the following instances:
(a)under appropriate conditions of confidentiality and on a need-to-know basis to its legal and financial advisors;

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(b)under appropriate conditions of confidentiality in connection with an actual or potential (i) permitted license or sublicense of its rights hereunder, (ii) debt, lease, or equity financing of such Party, (iii) merger, acquisition, consolidation, share exchange, or other similar transaction involving such Party and a Third Party, and (iv) co-funding or financing arrangement, provided that in each case ((i) to (iv)) the receiving Party takes reasonable and lawful actions to minimize the degree of such disclosure;
(c)under appropriate conditions of confidentiality to any Third Party that is or may be engaged to perform services in connection with the Development, Manufacturing, or Commercialization of the Products as necessary to enable such Third Party to perform such services;
(d)to any government agency or authority in connection with seeking government funding, support, or grants;
(e)filing, prosecuting, and maintaining Patents, and prosecuting and defending litigation, in each case as permitted by this Agreement; and
(f)obtaining and maintaining Regulatory Approvals for, and conducting preclinical studies or Clinical Trials of, Products that such Party has a license or right to Develop or Commercialize under this Agreement in a given Country or jurisdiction.
10.4Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than five (5) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.
10.5Press Releases. The Parties agree to issue a joint press release substantially in a form agreed by the Parties and attached to this Agreement as Schedule 10.5 announcing the signature of this Agreement at or shortly after the Effective Date within the time-period as required by relevant securities laws. It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof. Notwithstanding the foregoing, neither Party may unreasonably withhold, condition, or delay consent to such releases by more than five (5) Business Days, and either Party may issue such press releases or make such disclosures to the U.S. Securities and Exchange Commission (or equivalent foreign agency) as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure. Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable, and to the extent possible, at least five (5) Business

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Days prior to such disclosure. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 10.5.
1.6Publications. During the Term, the disclosure by either Party relating to any Compound or Product in any publication or presentation shall be in accordance with the procedure set forth in this Section 10.6. A Party (“Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least thirty (30) days prior to submission for publication so as to provide such other Party with an opportunity to recommend any changes to the Publishing Party that it reasonably believes are necessary to continue to maintain such Party’s Confidential Information in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies (“Publishing Notice”) the Publishing Party in writing, within thirty (30) days after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (a) contains an Invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreed period of time and at the other Party’s request shall remove the other Party’s Confidential Information from the proposed publication or presentation. In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent applications on such Invention, and in no event less than ninety (90) days from the date of the Publishing Notice.
10.7Destruction of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, the Parties shall, with respect to Confidential Information to which such other Party does not retain rights under the surviving provisions of this Agreement, as soon as reasonably practicable, return (at the written request of the disclosing Party) or destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the other Party, provided that such other Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
ARTICLE 11
REPRESENTATIONS AND WARRANTIES
11.1Mutual Representations and Warranties. In4Derm and VYNE each represents and warrants to the other, as of the Effective Date, as follows:

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11.1.1Organization. It is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority, to execute, deliver, and perform this Agreement.
11.1.2Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
11.1.3Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
11.1.4No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.
11.2Additional Warranties and Covenants of In4Derm. Subject to the exclusions set out in Exhibit 1.41, In4Derm further warrants to VYNE (or, in relation to 11.2.10 and 11.2.11 only, In4Derm covenants), as of the Effective Date, as follows:
11.2.1All existing In4Derm Patents that Cover a Compound as of the Effective Date are listed on Exhibit 1.41 (the “Existing Patents”). This Exhibit shall be updated and agreed by In4Derm from time to time as required to include other In4Derm Patents that Cover a Compound as they are identified.
11.2.2There are no judgments, or settlements against, or amounts with respect thereto, owed by In4Derm or any of its Affiliates relating to the Existing Patents. No claim or litigation has been brought or threatened in writing or, to In4Derm’s knowledge, in any other form by any Person alleging, and In4Derm has no knowledge of any claim (or facts that would give rise to such a claim), whether or not asserted, that the Existing Patents are invalid or unenforceable.
11.2.3To In4Derm’s knowledge (without having made any additional searches or enquiries), no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents.
11.2.4In4Derm has not received an infringement allegation or Third Party Claim of infringement against any Compound, and to In4Derm’s knowledge, no prior art or other

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information exists that would materially and adversely affect the validity, enforceability, term or scope of any licensed Invention or Patent.
11.2.5In4Derm is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in the Existing Patents, and is the record owner thereof and is the licensee of the University of Dundee Patents herein licensed to VYNE and In4Derm is entitled to grant the license granted to VYNE herein and has, and will retain the unconditional and irrevocable right, power and authority to grant the license hereunder.
11.2.6The In4Derm Technology and Existing Patents as of the Effective Date constitute all of the Intellectual Property, patent rights and Know-How Controlled by In4Derm as of the Effective Date that are necessary to Exploit Products in the Field. In4Derm has not previously assigned, transferred, conveyed, subjected to a lien or security interest or otherwise encumbered its right, title and interest in the In4Derm Technology in a manner that conflicts with any rights granted to VYNE hereunder with respect to Compounds and Products, and In4Derm shall not do so.
11.2.7To In4Derm’s knowledge (without having made any additional searches or enquiries), there are no Patents or any claims of a published patent application that, if issued in their current form (whether owned by In4Derm or a Third Party) that are necessary to Exploit Compounds and Products, except for the Patents that are licensed to VYNE under Section 2.1 of this Agreement.
11.2.8That (a) there is no fact or circumstance known by In4Derm that would cause In4Derm to reasonably conclude that any In4Derm Patent is invalid or un-enforceable, (b) there is no fact or circumstance known by In4Derm that would cause In4Derm to reasonably conclude the inventorship of each In4Derm Patent is not properly identified on each patent, and (c) all official fees, maintenance fees and annuities for the In4Derm Patents have been paid and all administrative procedures with governmental agencies with respect to the filing and maintenance of the Existing Patents have been completed.
11.2.9All employees and contractors of In4Derm performing activities under the Option Agreement or this Agreement on behalf of In4Derm (including for any Affiliate) will be obligated (or was obligated as the case may be) to assign all rights, title and interests in and to any inventions developed by them, whether or not patentable, to In4Derm or such Affiliate, respectively, as the sole owner thereof, prior to performing any such activities.
11.2.10 During the Term, In4Derm covenants that it will not enter into or amend any agreement, whether written or oral, that would conflict with or otherwise diminish the rights granted to VYNE hereunder.
11.2.11During the Term, In4Derm covenants that it shall use commercially reasonable efforts to maintain the Head License and to seek and obtain any consents or approvals required under the Head License to the extent necessary to carry out this Agreement as contemplated herein.

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11.2.12 In4Derm’s grant and its obligations, under this License Agreement does not and, to In4Derm’s knowledge, will not: (i) conflict with or violate any Applicable Law; (ii) require the consent, approval or authorization of any governmental or regulatory authority or other third party; or (iii) require the provision of any payment or other consideration to any third party.
11.2.13 In4Derm has not granted and will not grant any licenses or other contingent or non-contingent right, title or interest under or relating to the Compounds, In4Derm Technology, or Products, and is not or will not be under any obligation, that does or will conflict with this Agreement, including any of In4Derm’s representations, warranties or obligations or VYNE’s rights or licenses hereunder.
11.2.14 The Topical BETi Compounds set forth on Exhibit 1.88 are all BETi compounds owned or Controlled by In4Derm or its Affiliates as of the Effective Date that have been developed by In4Derm or its Affiliates for topical administration.
11.3DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 12
INDEMNIFICATION; INSURANCE
12.1Indemnification of In4Derm. VYNE shall indemnify, defend, and hold harmless In4Derm, its Affiliates, the University of Dundee and its and their respective directors, officers, employees, and agents (the “In4Derm Indemnitees”) from and against any and all losses, damages, liabilities, penalties, settlements, costs, taxes (including penalties and interest) and expenses (including reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the In4Derm Indemnitees arising from or occurring as a result of: (a) the breach by VYNE or its Affiliates of this Agreement; (b) the negligence, recklessness, or willful misconduct on the part of VYNE or its Affiliates or their respective directors, officers, employees, and agents in performing any of its or their obligations under this Agreement; or (c) the Exploitation of any Compounds or Products by VYNE or its Affiliates or Sublicensees; except in each case ((a)–(c)) to the extent that In4Derm has an obligation to indemnify VYNE pursuant to Section 12.2; provided, in all cases, that (i) VYNE is not obligated to indemnify both In4Derm and the University of Dundee for the same claim and (ii) with respect to any indemnification of the University of Dundee, VYNE’s maximum aggregate liability shall not exceed the sum of five million pounds (£5,000,000) sterling per occurrence.

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12.2Indemnification of VYNE. In4Derm shall indemnify, defend, and hold harmless VYNE, its Affiliates and its and their respective directors, officers, employees, and agents (the “VYNE Indemnitees”) from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the VYNE Indemnitees arising from or occurring as a result of: (a) the breach by In4Derm or its Affiliates of this Agreement; or (b) the negligence, recklessness, or willful misconduct on the part of In4Derm or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement; except in each case ((a)–(b)) to the extent that VYNE has an obligation to indemnify In4Derm pursuant to Section 12.1.
12.3Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 12, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay by the Indemnified Party in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnitee copies of all papers and official documents received in respect of any Losses and Third Party Claims.
12.4Control of Defense. The Indemnifying Party may conduct and control, through counsel of its choosing, any action for which indemnification is sought, and if the Indemnifying Party elects to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. The Indemnifying Party may settle any action, claim, or suit for which the Indemnified Party is seeking indemnification; provided that the Indemnifying Party shall first give the Indemnified Party advance written notice of any proposed compromise or settlement and such Indemnified Party provides prior written approval, such approval not to be unreasonably conditioned, withheld or delayed. The Parties and their employees shall cooperate fully with each other and their legal representatives in the investigation, defense, prosecution, negotiation, or settlement of any such claim or suit. Each Party’s indemnification obligations under this ARTICLE 12 shall not apply to amounts paid by an Indemnified Party in settlement of any action with respect to a Third Party claim, if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In no event shall the Indemnifying Party settle or abate any Third Party Claim in a manner that would diminish the rights or interests of the Indemnified Party, admit any liability, fault, or guilt by the Indemnified Party, or obligate the Indemnified Party to make any payment, take any action, or refrain from taking any action, without the prior written approval of the Indemnified Party.

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12.5Limitation of Liability. EXCEPT FOR DAMAGES PAYABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR REQUIRED TO BE PAID PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY LICENSE GRANTED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT A PARTY’S LIABILITY TO THE EXTENT THAT IT MAY NOT BE SO EXCLUDED OR LIMITED UNDER APPLICABLE LAW, INCLUDING ANY SUCH LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THAT PARTY’S NEGLIGENCE OR LABILITY FOR FRAUD OR FRAUDULENT MISREPRESENTATION.
12.6Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 12. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, nonrenewal or material change in such insurance.
ARTICLE 13
TERM AND TERMINATION
13.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect on a Product-by-Product and Country-by-Country basis, until the expiration of the Royalty Term for such Product in such Country (such period, the “Term”). Upon the expiration (but not early termination) of this Agreement for all Products in a Country, the licenses granted by In4Derm to VYNE under Section 2.1 become non-exclusive, fully paid-up, royalty-free, and perpetual for such Country.
13.2Termination for Convenience. VYNE may terminate this Agreement in its entirety or on a Product-by-Product and Country-by-Country basis, for any or no reason, upon ninety (90) days’ prior written notice to In4Derm.
13.3Termination for Uncured Material Breach. Each Party may terminate this Agreement immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice (thirty (30) days for payment-related breaches); provided, that if any alleged breach by VYNE relates solely to a Product, then In4Derm may exercise its rights under this Section 13.3 solely with respect to such Product, as applicable; provided, further, that, such cure period shall be extended for up to an additional sixty (60) days upon the breaching Party

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providing a written plan that reasonably demonstrates the need for such additional time and continuing to use Commercially Reasonable Efforts to cure such breach. If either Party disputes (a) whether such material breach has occurred, or (b) whether the defaulting Party has cured such material breach, the Parties shall promptly resolve the dispute under Section 14.2. During the pendency of such a dispute, all of the terms and conditions of this Agreement remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
13.4Termination for Insolvency. If either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (d) is a party to any dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within ninety (90) days of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
13.5Rights in Bankruptcy.
13.5.1Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other Country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other Country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.
13.5.2Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other Country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other Country or jurisdiction.
13.6Termination of the Head Licence. In4Derm may terminate this Agreement immediately upon written notice to VYNE in the event that Dundee terminates the Head Licence pursuant to Section 5.1(e) of the Head Licence as a result of a merger, acquisition or corporate

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reorganization of VYNE, or sale of all or substantially all of VYNE assets, in each case with or to a party that is a tobacco company or weapons manufacturer and which is deemed by Dundee (acting reasonably) to breach Dundee’s ethical policy on research activities.
13.7Effects of Termination. Upon any termination of this Agreement with respect to a Product in a Country (the “Terminated Product”), the following terms will apply.
13.7.1Licenses. All licenses granted by In4Derm with respect to the Terminated Product will automatically terminate.
13.7.2Sublicenses. All Sublicenses granted pursuant to this Agreement shall terminate, except that at the request of any Sublicensee with respect to the Terminated Product In4Derm will, from the effective date of such termination, enter into a direct license with such Sublicensee, provided that (i) such Sublicensee is not then in default of its sublicense agreement and (ii) no direct license shall be granted where this Agreement is terminated by In4Derm pursuant to Section 13.6. Such direct license shall not obligate such Sublicensee to perform contractual obligations greater than those set forth in the applicable sublicense or In4Derm to perform contractual obligations greater than those set forth herein, the scope of such direct license shall be of the scope of the license sublicensed to such Sublicensee, and the amounts payable to In4Derm by such Sublicensee under such direct license shall be equivalent to the amounts In4Derm would have received from VYNE under this Agreement as a result of such Sublicensee’s activities had this Agreement remained in effect and such Sublicensee performed such activity under the sublicense agreement with VYNE.
13.7.3Wind-Down. VYNE shall (a) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any on-going clinical studies with respect to the Terminated Product in which patient dosing has commenced and (b) at In4Derm’s written election, (i) transfer to In4Derm or its designee any such clinical studies to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (ii) if reasonably practicable and not adverse to patient safety, complete such trials and In4Derm shall reimburse VYNE its internal costs and external expenses associated therewith.
13.7.4Confidential Information. Each Party shall immediately return or cause to be returned to the other Party or destroy if the other Party requests (and certify such destruction to such other Party) all Confidential Information with respect to the Terminated Product and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party in accordance with Section 10.7.
13.7.5Regulatory Documentation. Unless this Agreement is terminated by VYNE pursuant to Section 13.3, VYNE shall provide and assign to In4Derm or its designee all Regulatory Documentation, including Regulatory Approvals, for the Terminated Products to the extent possible under Applicable Law in the Territory.
13.7.6Transition Assistance. Upon In4Derm’s reasonable request, (a) VYNE shall provide such assistance as may be reasonably necessary or useful for In4Derm to continue

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the Exploitation of Terminated Products in the Territory, to the extent VYNE or its Affiliate is then performing or having performed such activities, and (b) VYNE shall provide In4Derm with copies of any promotional and marketing materials generated by or on behalf of VYNE with respect to Terminated Products prior to the effective date of termination. In4Derm shall reimburse VYNE’s internal costs and external expenses in connection with such transition assistance.
13.7.7Inventory. In4Derm may purchase any and all of the inventory of Terminated Products held by VYNE or its Affiliates or sublicensees as of the date of termination, at a price equal to the transfer price paid by VYNE to In4Derm for such inventory.
13.7.8Data. Unless this Agreement is terminated by VYNE pursuant to Section 13.3, VYNE shall (a) promptly provide to In4Derm all data, including clinical and pharmacovigilance data, generated by or on behalf of VYNE with respect to the Terminated Product (the “Terminated Product Data”), and (b) and hereby does grant to In4Derm as of the effective date of the termination, a worldwide, non-exclusive, perpetual, royalty-free license, with the right to sublicense through multiple tiers, under the Terminated Product Data to Exploit the Terminated Product.
13.7.9Intellectual Property. Unless this Agreement is terminated by VYNE pursuant to Section 13.3, VYNE hereby grants to In4Derm, effective upon the effective date of termination:
(a)a worldwide, exclusive, perpetual, license, with the right to sublicense through multiple tiers, under Know-How and Patents Controlled by VYNE that comprise or claim (i) Inventions made solely by VYNE and its Affiliates’ employees, agents, or independent contractors in the conduct of activities under this Agreement or (ii) any Joint Invention, in each case of (i) and (ii) to Exploit the Terminated Products;
(b)a worldwide, non-exclusive, perpetual, license, with the right to sublicense through multiple tiers, under all Know-How and Patents Controlled by VYNE that are necessary for the Exploitation of Terminated Products (other than Know-How relating to and Patents claiming the Manufacture of Terminated Products or those Patents set forth Section 13.6.9(a)) to Exploit the Terminated Products; and
(c)a right to negotiate in good faith for a license under Know-How and Patents Controlled by VYNE that are necessary or reasonably useful for the Manufacture of the Terminated Products on terms and conditions, and for economics value, to be negotiated in good faith by the Parties; provided, that if the Parties cannot agree on such terms, conditions, and economics after ninety (90) days despite having used good faith efforts to do so, then the Parties shall resolve such dispute using the same terms set forth in Exhibit 3.2 of the Option Agreement, applied mutatis mutandis.
13.7.10 Royalties. Unless this Agreement is terminated by In4Derm pursuant to Section 13.3 (Termination for Uncured Material Breach) or Section 13.6 (Termination of the Head Licence), in consideration for the rights granted to In4Derm under Section 13.7.9, during

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the remainder of the Royalty Term for the applicable Terminated Product, In4Derm shall make quarterly, non-refundable, non-creditable royalty payments to VYNE on the annual Net Sales of all Terminated Products Covered by Patents Controlled by VYNE that are sold by or on behalf of In4Derm, its Affiliates or sublicensees in the Territory at the same rate and on the same terms that would have been payable to In4Derm under Section 8.3; provided, however, that for the purposes of this Section 13.7.10 the applicable royalty rates set forth in Section 8.3.1 shall be deemed to be reduced by: (a) [***] of the otherwise applicable rate if the effective date of termination of the Agreement is prior to Initiation of a Phase 1 Clinical Trial of a Product, (b) [***] of the otherwise applicable rate if the effective date of termination of the Agreement is prior to Initiation of a Phase 2 Clinical Trial of a Product, or (c) [***] of the otherwise applicable rate if the effective date of termination of the Agreement is prior to Initiation of a Phase 3 Clinical Trial of a Product. For clarity, in the case of termination by In4Derm pursuant to Section 13.3 (Termination for Uncured Material Breach) or Section 13.6 (Termination of the Head Licence), In4Derm shall not be required to pay any additional consideration for the rights granted to In4Derm under Section 13.7.9.
13.8Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Articles and Sections of this Agreement shall survive the termination or expiration of this Agreement for any reason: Article 1 (to the extent such defined terms are used in other surviving sections), Section 4.4, Section 8.7, Section 8.8, Section 9.1, Article 10, Section 11.3, Section 12.1 (with respect to causes of action for which the cause of action arose prior to the effect of termination), Section 12.2 (with respect to causes of action for which the cause of action arose prior to the effect of termination), Section 12.3, Section 12.4, Section 12.5, Section 13.7, this Section 13.8, and Article 14.
ARTICLE 14
MISCELLANEOUS
14.1Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the England and Wales, without giving effect to any choice of law principles that would require the application of the laws of a different province or territory.
14.2Dispute Resolution. The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales; provided, however, that each Party may institute judicial proceedings in any other jurisdiction against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.
14.3Equitable Relief; Court Actions. Notwithstanding anything to the contrary in this Agreement, given the unique nature of the rights granted under the Option Agreement and this Agreement and the competitive damage that a Party may suffer upon a breach of ARTICLE

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10 by the other Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach by a Party of ARTICLE 10. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of ARTICLE 10 by the other Party.
14.4Entire Agreement; Amendments. This Agreement, including its exhibits, and the agreements entered into by the Parties pursuant to this Agreement, constitute the entire, final, and complete agreement and understanding between the Parties with respect to its subject matter and replaces and supersede all prior discussions and agreements between them with respect to the subject matter hereof. No modification of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized representative of each Party.
14.5Severability. If any provision of this Agreement is, becomes, or is deemed invalid or unenforceable by any court or other competent authority having jurisdiction, the remainder of this Agreement shall remain unimpaired and the Parties shall promptly negotiate in good faith to amend such invalid or unenforceable provision to conform to applicable laws so as to be valid and enforceable and best accomplish the original intent of the Parties.
14.6Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless it is in writing and signed by the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach by such other Party whether of a similar nature or otherwise.
14.7Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control and which is not reasonably foreseeable, including acts of God, fire, flood, explosion, earthquake, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials or supplies, or any other event similar to those enumerated above. Such excuse from liability shall be effective to the extent and duration of the events causing the failure or delay in performance and provided that the Party has not caused such events to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
14.8Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing in this Agreement shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties. Neither Party shall be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.

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14.9Assignment. This Agreement is binding upon and inure to the benefit of the respective successors and assigns of the Parties. Neither Party may assign its rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned, or delayed), except that either Party may assign this Agreement without such consent to an Affiliate or to a successor in interest by way of merger, consolidation, or sale of all or substantially all of its business to which this Agreement relates; provided that, notwithstanding the foregoing, neither Party shall assign its rights and obligations under this Agreement to a Third Party that is a tobacco company or weapons manufacturer. Any purported assignment in violation of this Section 14.9 is null and void.
14.10Notices. Any notice required or permitted pursuant to this Agreement shall be in writing and delivered by personal delivery, overnight express courier service, electronic mail, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, upon acknowledgement of receipt of electronic transmission, on the next Business Day after deposit if sent by overnight express courier service, or five days after deposit in the mail. Notices will be sent to the following addresses or such other address as either Party may specify in writing pursuant to this Section 14.10:
If to In4Derm, to:

In4Derm Limited
15 Luke Place
Broughty Ferry
Dundee
Scotland DD5 3BN
[***]
with a copy (which shall not constitute notice) to:

[***]
If to VYNE, to:
VYNE Therapeutics Inc.
520 U.S. Highway 22
Suite 204
Bridgewater, NJ 08807
Attention: Chief Scientific Officer
[***]
with a copy (which shall not constitute notice) to:

VYNE Therapeutics Inc.
520 U.S. Highway 22
Suite 204
Bridgewater, NJ 08807
Attention: General Counsel
[***]

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14.11Performance by Affiliates. Each Party may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein to perform such obligations and duties; provided that each such Affiliate shall be bound by the corresponding obligations of such Party; and provided further that such Party, subject to an assignment to such Affiliate pursuant to Section 14.9, shall remain liable hereunder for the prompt payment and performance of its obligations hereunder.
14.12Construction. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each Party hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, appendix or schedule means a Section of, or exhibit, appendix or schedule to this Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and “£” is in reference to British pounds sterling, (h) the headings contained in this Agreement, in any exhibit, appendix or schedule to this Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement, (i) the word “or” is disjunctive but not necessarily exclusive, (j) he words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, and (k) all references to days mean calendar days, unless otherwise specified.
14.13Further Actions; Expenses. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Each Party shall bear its own expenses in connection with the negotiation and execution of this Agreement.
14.14No Benefit to Third Parties. Except as provided in ARTICLE 12, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
14.15Counterparts. This Agreement may be executed in one or more counterparts in original, facsimile, PDF, or other electronic format, each of which shall be an original, and all of which together shall constitute one instrument.

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[SIGNATURE PAGE FOLLOWS]

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THIS LICENSE AGREEMENT is executed by the authorized representatives of the Parties as of the Effective Date.

In4Derm Limited    VYNE Therapeutics Inc.
By:/s/ Andrew Woodland        By: /s/ Iain Stuart
Name: Andrew Woodland        Name: Iain Stuart
Title: CSO        Title: CSO

VYNE Therapeutics Inc.
By: /s/ David Domzalski
Name: David Domzalski
Title:     CEO

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Exhibit 1.40
In4Derm Know-How

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Exhibit 1.41
In4Derm Patents

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Exhibit 1.59
Expert Procedure

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Exhibit 1.88
Topical BETi Compounds

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Exhibit 8.2.3
Example of Skipped Milestones for New Administration Products

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Schedule 10.5
Press Release

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